BARCLAYS CAPITAL EQUITY AND FUNDS STRUCTURED ED MARKETS ETS AME AMERICAS January 2012 S&P 500® DYNAMIC VEQTORTMI NDICES VOLATILITY ENHANCED EQUITY BETA Free Writing Prospectus Filed Pursuant to Rule 433 (To Prospectus dated August 31, 2010 and Registration No. 333-169119 the Prospectus Supplement dated May 27, 2011) January 30, 2012

CONTENTS EXECUTIVE SUMMARY 2 HEDGING EQUITY INVESTMENTS WITH IMPLIED VOLATILITY 3 S&P 500®D YNAMIC VEQTORTMI NDICES 5 S&P 500®D ynamic VEQTORTMI ndices Overview S&P 500®D ynamic VEQTORTMI ndices Total Return – Hypothetical Performance S&P 500®D ynamic VEQTORTMI ndices Total Return – Portfolio Return Distribution RISK FACTORS 10

EXECUTIVE SUMMARY

The S&P 500® Dynamic VEQTOR™ Indices (Volatility EQuity Target Return) are a set of investable indices launched by Standard & Poor's. The Indices represent an investment in the broad equity market with a dynamically rebalanced volatility allocation and are available in total and excess return versions:

- S&P 500® Dynamic VEQTOR™ Index TR (SPVQDTR)
- S&P 500® Dynamic VEQTOR™ Index ER (SPVQDER)
- S&P 500® Dynamic VEQTOR™ Mid-Term Index TR (SPVQMTR)
- S&P 500® Dynamic VEQTOR™ Mid-Term Index ER (SPVQMER)

The S&P 500® Dynamic VEQTOR™ Indices (the "Indices") aim to provide enhanced risk-adjusted returns relative to the S&P 500® Index by coupling a base investment in the S&P 500® Index with an allocation to equity volatility (S&P 500 VIX Futures™ Indices).

The S&P 500® Dynamic VEQTOR™ Index invests in short-term volatility (S&P 500® VIX Short-Term Futures™ Index), while the S&P 500® Dynamic VEQTOR™ Mid-Term Index invests in mid-term volatility (S&P 500® VIX Mid-Term Futures™ Index).

Index Objectives

- The S&P 500® Dynamic VEQTOR™ Indices seek to provide broad equity market exposure with an implied volatility hedge via dynamic allocation to:
  - The US equity market (represented by the S&P 500® Index) and
  - The "Implied Volatility" of the US Equity Market (represented by the S&P 500® VIX Short-Term Futures™ Index or S&P 500® VIX Mid-Term Futures™ Index)
- The Indices aim to differentiate between low and high volatility environments and notionally invest part of a hypothetical portfolio into equity volatility as an alternative reference asset.

Features

- Daily allocation review and rebalancing mechanism
- Long exposure to the US equity market and long exposure to equity implied volatility based on the realized volatility environment and trends in implied volatility
- "Stop Loss" feature that shifts the entire value of the Indices to a cash investment under certain exceptional circumstances.

Glossary
Implied Volatility: a market estimate of the volatility that a reference asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market price of listed options on the asset.
Realized volatility: historical calculation of the degree of movement of an asset based on prices or values of the asset observed periodically in the market over a specified period. Realized volatility is generally calculated based on the natural logarithm of the return of a reference asset over a specified period of time. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.
Moving Average: an indicator that shows the average price over a specific number of periods based on closing prices of an asset.
Mean Reversion: is a tendency for an asset price to remain near, or tend to return over time to a long-run average level.

2 ⁞ S&P 500® Dynamic VEQTOR™ Indices: Volatility Enhanced Equity Beta | January 2012

HEDGING EQUITY INVESTMENTS WITH IMPLIED VOLATILITY[1]

Equity Volatility: Characteristics and Properties

Equity volatility has historically[2] exhibited different trading patterns than the equity market.

3 Unique Properties

- Historically[2], negative correlation to equity markets
- Historically[2], positive spikes during equity market downturns
- Mean reversion: historically, implied volatility[1] has rarely traded below 10%

[1] Implied Volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market price of listed options on the asset.

S&P 500® INDEX vs. VIX® INDEX[2]



VIX® Index[2]
S&P 500® Index
90
80
70
60
50
40
30
20
10
1,500
1,300
1,100
900
700
500
Dec-96 Dec-97 Dec-98 Dec-99 Dec-00 Dec-01 Dec-02 Dec-03 Dec-04 Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10 Dec-11
VIX® Index
S&P® 500 Index

[2] Source: Based on Bloomberg data. Data for December 1996–December 2011. **The CBOE Volatility Index® (the "VIX® Index") was launched in March 2004. The information included above prior to March 2004 is hypothetical historical. You should not rely on historical or hypothetical historical information. Historical and hypothetical historical information is not indicative of future performance.**

3

HEDGING EQUITY INVESTMENTS WITH IMPLIED VOLATILITY

Volatility vs. Equity

Long equity volatility positions are designed to supply put-option-like features to long equity investments in bear markets, due to their historically negative correlation to equity returns.

- Highly volatile markets have historically been associated with negative equity market returns.
- The below graphs illustrate the historical distribution of daily annualized equity returns against the observed 12-month implied volatility on that day on the S&P 500® Index.
- Historically, the level of negative correlation between equity market and volatility implied returns has increased during weak equity markets and thereby increased the effectiveness of using a long implied volatility position for downside risk reduction (i.e., the larger the losses on a long equity exposure, the larger the gains on a long implied volatility exposure).
- The negative correlation between equity market returns and volatility has a relatively strong and stable historical pattern as indicated in the graphs below.

HISTORICAL RELATIONSHIP BETWEEN S&P 500® IMPLIED VOLATILITY AND S&P 500® INDEX RETURNS


Average Annualized SPX Returns[1] vs. SPX Implied Volatility
30%
20%
10%
0%
(10%)
(20%)
(30%)
(40%)
9.8%
11.4%
5.6%
1.2%
-15.3%
-37.6%
10%–15%
15%–20%
20%–25%
25%–30%
30%–35%
35%+
Implied 12-Month SPX Volatility Level


SPX Implied Volatility and Equity Return Correlation (%)[2]
-45%
-55%
-65%
-75%
-85%
-95%
Tech Bubble and Sep 11 Crisis
Financial Crisis
Jan-97
Jun-99
Dec-01
May-04
Nov-06
Apr-09
Oct-11
12-Month Rolling Correlation

[1] Source: Based on Bloomberg and Option Metrics Data, Barclays Capital. Data for sample of daily annual returns of S&P 500® Index between January 1997 and December 2011 are divided into six sub-samples according to the level of 12-month implied volatility on that day.

[2] The correlation between weekly natural logarithm changes in implied 12-month SPX volatility and weekly natural logarithm returns of the SPX is calculated over a moving 12-month calculation window between January 1997–December 2011.

Past performance is not indicative of future results.

4 S&P 500® Dynamic VEQTOR™ Indices: Volatility Enhanced Equity Beta | January 2012

S&P 500®D YNAMIC VEQTORTMI NDICES S&P 500® Dynamic VEQTORTMI ndices Overview The Indices analyze the current realized volatility of equity markets. Step 1: Determining the Realized Volatility Environment1 Volatility Environment, RV t On a daily basis, the Indices use the annualized one-month realized 0–10% volatility level of the S&P 500® Index as the indicator of the realized 10–20% volatility environment, with the realized volatility falling into one of five categories. 20–35% 35–45% High realized volatility would signal that a larger allocation should > 45% be made by the index to long implied volatility to increase the protection of long equity exposure. REALIZED VOLATILITY ENVIRONMENT 90% 80% 70% 22-day Realized Volatility 60% 50% 40% 30% 20% 10% 0% Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10 Dec-11 10-20% 20-35% 35-45% >45% 0-10% Source: Based on Bloomberg data, Barclays Capital. Data for December 2005–December 2011. 1 Realized volatility is a historical calculation of the degree of movement of the price of an asset over a period of time, based on prices of the asset observed daily in the market over a specified period. Past performance is not indicative of future results. 5

S&P 500®D YNAMIC VEQTORTMI NDICES S&P 500® Dynamic VEQTORTMI ndices Overview The Indices aim to detect changes in the volatility environment by observing Implied Volatility 1 via the VIX®I ndex. Step 2: Determining the Implied Volatility Trend 10 Consecutive Implied Volatility Trend To anticipate changes in the volatility environment, the 5-day Daily Indicators and 20-day moving averages of one-month implied volatility are 5-day Ave IV = 20-day Ave IV2 Uptrend ® ® observed by reference to the CBOE Volatility Index (VIX I ndex) 5-day Ave IV < 20-day Ave IV2 Downtrend An implied volatility trend is established when for 10 consecutive Neither No Trend business days the 5-day VIX® Index moving average is greater than or equal to (Uptrend) or less than (Downtrend) the 20-day VIX® Index moving average. Uptrends can signal an increase in the implied volatility environment and heightened uncertainty about equity market performance. Downtrends can signal more stable equity markets performance and will trigger a subsequent reduction in long volatility allocation by the Index. IMPLIED VOLATILITY TREND 90% 80% VIX® Index 70% 60% 50% 40% 30% 20% 10% 0% Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10 Dec-11 Uptrend No Trend Downtrend Source: Based on Bloomberg data, Barclays Capital. Data for December 2005–December 2011. 1 Implied Volatility is a market estimate of the volatility an asset will realize over a future period of time. The Implied Volatility of an asset is calculated by reference to the market price of listed options on the asset. 2 n-day Ave IV means the average of one-month Implied Volatility over n-number of business days. Past performance is not indicative of future results. 6 S&P 500® Dynamic VEQTORTMI ndices: Volatility Enhanced Equity Beta | January 2012

S&P 500® Dynamic VEQTOR™ Indices Overview

Allocations to equity and investable implied volatility are evaluated and rebalanced daily.

Step 3: Determining Target Weightings of the Equity and Volatility Components

- After evaluating the realized volatility environment and the implied volatility trend at the close on any business day, the weightings of each of the equity and volatility components are allocated on the following business day in accordance with the pre-defined weightings below:

Step 4: Evaluating Whether a Stop Loss Event Has Occurred

On a daily basis, the 5-business day performance of each Index is evaluated. If there is a decrease in such performance greater or equal to 2%, both equity and volatility allocations are moved into a 100% cash position at the close of the following business day, meaning that the weighting of each of the equity and volatility allocations will equal 0%. Each Index will allocate back into equity and volatility components once the 5-business day performance of the Index is greater than -2.0% (e.g., -1.9%) in accordance with Steps 1 through 3 described herein.

Realized Volatility Environment (RV_{t-1})	Target Equity / Volatility Allocation (w_t^{eq} / w_t^{vol})		
	Implied Volatility Downtrend (IVT_{t-1} = -1)	No Implied Volatility Trend (IVT_{t-1} = 0)	Implied Volatility Uptrend (IVT_{t-1} = +1)
RV_{t-1} < 10%	97.5% / 2.5%	97.5% / 2.5%	90% / 10%
10% <= RV_{t-1} < 20%	97.5% / 2.5%	90% / 10%	85% / 15%
20% <= RV_{t-1} < 35%	90% / 10%	85% / 15%	75% / 25%
35% <= RV_{t-1} < 45%	85% / 15%	75% / 25%	60% / 40%
RV_{t-1} >= 45%	75% / 25%	60% / 40%	60% / 40%

- Assuming no stop loss event has occurred, equity and volatility allocations make up 100% of the portfolio.

7

S&P 500® DYNAMIC VEQTOR™ INDICES

The S&P 500® Dynamic VEQTOR™ Indices Total Return Hypothetical Performance

VEQTOR™ allocation strategy is compared below to 100% equity-linked investments.

HISTORICAL AND HYPOTHETICAL HISTORICAL INDEX PERFORMANCE IN DIFFERENT MARKETS[1]


260
240
220
200
180
160
140
120
100
80
60
S&P 500® Dynamic VEQTOR™ Index TR
S&P 500® Dynamic VEQTOR™ Mid-Term Index TR
100% S&P 500® TR
S&P 500® Dynamic VEQTOR™ Index live since November 18, 2009
S&P 500® Dynamic VEQTOR™ Mid-Term Index live since February 17, 2011
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
S&P 500® Dynamic VEQTOR™ Indices have reduced volatility allocations in stable bull markets
S&P 500® Dynamic VEQTOR™ Indices have increased volatility allocations during high-volatility environments (bear markets)

Source: Based on Bloomberg data, Barclays Capital. Data for December 2005–December 2011.

Combining equity with equity implied volatility investments in a dynamic, market-risk measured way seeks to:

- Reduce volatility of investment returns
- Increase annualized returns
- Increase return/volatility ratio of the total portfolio

Period 12/2005–12/2011	S&P 500® Dynamic VEQTOR™ Index TR[1]	S&P 500® Dynamic VEQTOR™ Mid-Term Index TR[1]	100% S&P® 500 TR
Cumulative Return	136.83%	90.03%	13.40%
Annualized Return[2]	15.38%	11.24%	2.11%
Annualized Volatility[3]	11.81%	13.22%	24.65%

[1] **The S&P 500® Dynamic VEQTOR™ Index Total Return was launched on November 18, 2009 and the S&P 500 Dynamic VEQTOR™ Mid-Term Index Total Return was launched on February 17, 2011. The information included above prior to each launch date is hypothetical historical. You should not rely on historical or hypothetical historical information. Historical and hypothetical historical information is not indicative of future performance.**

[2] Annualized Return is calculated as (1) one plus cumulative return to the power of (2) one divided by the number of years in the observation period, minus (3) one.

[3] Annualized Volatility is calculated as a standard deviation of natural logarithm daily returns in the observation period multiplied by the square root of 252.

8 ⁝ S&P 500® Dynamic VEQTOR™ Indices: Volatility Enhanced Equity Beta | January 2012

Portfolio Return Distribution (One-Year Daily Rolling Returns[1])

The S&P 500® Dynamic VEQTOR™ Indices, based on hypothetical historical results, have tightened the return distribution and shifted it to the right in comparison with 100% equity-linked investments.

HYPOTHETICAL IMPACT OF S&P 500® DYNAMIC VEQTOR™ STRATEGY ON PORTFOLIO RETURN DISTRIBUTION



Returns Distribution Before Volatility Allocation
Frequency (%)
12%
10%
8%
6%
4%
2%
0%
100% S&P® 500 TR
(50%)
(25%)
0%
25%
50%
75%
One-Year Daily Rolling Returns



Returns Distribution after Dynamic Volatility Allocation
Frequency (%)
12%
10%
8%
6%
4%
2%
0%
S&P 500® Dynamic VEQTOR™ Index TR
S&P 500® Dynamic VEQTOR™ Mid-Term Index TR
(50%)
(25%)
0%
25%
50%
75%
One-Year Daily Rolling Returns

Source: Based on Bloomberg data, Barclays Capital. Sample period: December 2005–December 2011.

	S&P 500® Dynamic VEQTOR™ Index Monthly Total Returns[2]												Annual Total Returns
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	SPVQDTR
2006	1.59%	-0.51%	1.07%	1.22%	1.02%	-0.14%	-0.78%	2.12%	2.31%	2.52%	1.72%	1.22%	14.15%
2007	1.25%	-1.67%	1.63%	3.69%	3.08%	-0.59%	-0.49%	7.80%	2.60%	0.27%	-0.13%	-1.08%	17.20%
2008	-4.20%	-2.77%	2.77%	0.22%	-0.02%	-5.13%	-1.28%	0.42%	4.49%	26.40%	4.21%	-2.31%	21.29%
2009	-1.63%	-5.50%	11.61%	4.42%	4.26%	0.12%	5.82%	2.55%	1.05%	-2.94%	2.72%	-0.20%	23.39%
2010	-2.05%	-0.78%	4.93%	1.95%	-2.20%	-4.50%	0.32%	-3.87%	4.97%	0.79%	-0.41%	3.02%	1.65%
2011	1.95%	2.57%	-0.14%	1.99%	-2.02%	-1.65%	-0.89%	10.51%	2.55%	3.91%	-0.46%	-1.56%	17.41%

	S&P 500® Dynamic VEQTOR™ Mid-Term Index Monthly Total Returns[2]												Annual Total Returns
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	SPVQMTR
2006	2.07%	-0.12%	1.00%	1.30%	0.25%	0.16%	-0.19%	2.59%	2.59%	2.83%	1.76%	1.50%	16.88%
2007	1.13%	-1.92%	1.89%	4.22%	3.42%	-1.19%	-0.63%	3.42%	2.66%	1.10%	-1.34%	-0.46%	12.74%
2008	-4.15%	-2.34%	3.41%	1.13%	0.42%	-5.95%	-0.66%	1.43%	-4.80%	5.03%	1.51%	3.61%	-2.03%
2009	-1.76%	-4.27%	7.53%	6.41%	4.59%	0.86%	5.22%	3.26%	0.23%	-2.70%	1.16%	0.71%	22.57%
2010	-2.03%	-0.12%	5.53%	1.94%	-2.89%	-2.39%	4.07%	-2.70%	6.96%	2.22%	-0.12%	4.55%	15.36%
2011	2.00%	2.78%	-0.04%	2.67%	-1.38%	-2.96%	-1.92%	7.51%	-2.70%	2.19%	0.17%	-2.90%	5.00%

	S&P 500® Index Monthly Total Returns[2]												Annual Total Returns
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	SPTR
2006	2.65%	0.27%	1.24%	1.34%	-2.88%	0.14%	0.62%	2.38%	2.58%	3.26%	1.90%	1.40%	15.79%
2007	1.51%	-1.96%	1.12%	4.43%	3.49%	-1.66%	-3.10%	1.50%	3.74%	1.59%	-4.18%	-0.69%	5.49%
2008	-6.00%	-3.25%	-0.43%	4.87%	1.30%	-8.43%	-0.84%	1.45%	-8.91%	-16.79%	-7.18%	1.06%	-37.00%
2009	-8.43%	-10.65%	8.76%	9.57%	5.59%	0.20%	7.56%	3.61%	3.73%	-1.86%	6.00%	1.93%	26.46%
2010	-3.60%	3.10%	6.03%	1.58%	-7.99%	-5.23%	7.01%	-4.51%	8.92%	3.80%	0.01%	6.68%	15.06%
2011	2.37%	3.43%	0.04%	2.96%	-1.13%	-1.67%	-2.03%	-5.43%	-7.03%	10.93%	-0.22%	1.02%	2.11%

[1] **One-Year Returns are calculated daily based on prior 252 business-day Index performance.**

[2] **Source: Bloomberg, Barclays Capital. Data for December 2005-September 2011. The S&P 500® Dynamic VEQTOR™ Index Total Return was launched on November 18, 2009 and the S&P 500 Dynamic VEQTOR™ Mid-Term Index Total Return was launched on February 17, 2011. The information included above prior to each launch date is hypothetical historical. You should not rely on historical or hypothetical historical information. Historical and hypothetical historical information is not indicative of future performance.**

9

RISK FACTORS Factors that may affect the Securities. Unpredictable factors may affect securities linked to the S&P 500® Dynamic VEQTOR Indices (the “Securities”), including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Securities or the underlying reference asset(s). The Securities will not be secured and are riskier than ordinary debt securities. The Securities will be unsecured obligations of Barclays Bank PLC (“Barclays”) and are not secured debt. Risks of investing in the Securities may include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to a direct investment in the underlying reference asset(s). Any investment in the Securities may not be suitable for all investors. The principal invested may be fully exposed to any change in the underlying reference asset(s) and investors may lose some or all of their investment in the Securities. The investor should be willing to hold the Securities until maturity. If the investor sells the Security before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Security prior to maturity may be substantially less than the amount originally invested in the Securities, depending upon the level, value or price of the reference asset at the time of the sale. Markets may become disrupted. Local market disruptions can have a global effect. Market disruption can adversely affect the performance of a reference asset linked to the Securities. Liquidity: There may be little or no secondary market for the Securities. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Structured Investments prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Structured Investments to maturity. Credit of the Issuer: The Securities are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Structured Investments, depends on the ability of Barclays Bank P LC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Structured Investments and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the Securities. Credit risk. A decline in Barclays’ creditworthiness will reduce the market value of the Securities. If Barclays becomes insolvent it will not be able to meet its payment obligations under the Securities. Credit ratings. A rating is not a recommendation as to Barclays’ creditworthiness or the risks, returns or suitability of the Securities. Credit ratings may be lowered or withdrawn without notice. Prior performance. Hypothetical historical and historical results are not indicative of future performance of the underlying reference asset(s) or any related investment. Neither Barclays Bank PLC nor any of its affiliates makes any representation, assurances or guarantees that an investment in the Securities will achieve returns consistent with historical or hypothetical historical results. The Value of Either S&P 500® Dynamic VEQTORTM Index (each, an “ Index”) Will Depend Upon the Success of the Index in Dynamically Allocating Between the Equity and Volatility Components—Each Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of each Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. Each Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of each Index). Despite these historically-observed trends, there can be no assurance that such trends will occur. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of each Index, the higher volatility trends would likely result in a reduced exposure to the equity component of each Index, the S&P 500 ®, when, in fact, an investor would generally benefit from more, not less, exposure to such index. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario, under the rules of each Index, the lower volatility trends would likely result in an increased exposure to the S&P 500® when, in fact, an investor would generally benefit from less, not more, exposure to such index. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave as they have historically tended to behave, each Index may not be successful in allocating optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that each Index will outperform any alternative strategy that might be employed in respect of the equity and volatility components. The Value of each Index Will Depend Upon the Performance of the S&P 500® ER—While each Index is designed to provide a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of each Index will continue to depend, in large part, on the performance of the S&P 500®. Even if each Index is successful in dynamically allocating between the equity and volatility components, the value of such Index may fall as a result of a decline in the level of the S&P 500 ®, in particular during periods when the decline in the level of the S&P 500® occurs during a period of low market volatility. This is because, under the rules of such Index, the lower volatility trends would likely result in an increased exposure to the S&P 500®. Moreover, the volatility hedge component of each Index is limited to a maximum allocation of 40% of each Index, which means that at least 60% of 10 S&P 500® Dynamic VEQTORTMI ndices: Volatility Enhanced Equity Beta | January 2012

each Index will be exposed to the S&P 500 ® (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of each Index may act to mitigate a portion of the decline of the S&P 500 ® in certain market environments, the effect of such hedge has limitations, and can decline, even significantly, if the level of the S&P 500® declines. The Allocation of each Index to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility—Each Index allocates its weightings to the S&P 500 ® and the S&P 500® VIX Short-Term Futures Index TM (“Short-Term VIX”), or the S&P 500® VIX Mid-Term Futures Index TM (“Mid-Term VIX”), as applicable, based on predetermined rules. The rules for each Index use a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the one-month realized volatility of the S&P 500® and (2) the implied volatility trend by reference to the CBOE Volatility Index® (“VIX Index”). There can be no assurance that the rules used by each Index will accurately predict market volatility over time. One-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under rules for each Index require the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive index business days. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive index business days, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility. Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which realized volatility and implied volatility measures for each Index are negatively correlated. In particular, it is possible that each Index’s realized volatility measure shows an increase in historical volatility while such Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between an Index’s realized volatility and implied volatility measures do not behave over the term of the Securities as they have historically tended to behave, such Index may not be successful in allocating optimally between the equity and volatility components. Accordingly, there is no assurance that each Index’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if an Index fails to predict trends of volatility accurately, then an Index may not be successful in allocating optimally between the S&P 500 ® and the Short-Term VIX or Mid-Term VIX, as applicable. The Index Allocates to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal—Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of each Index. Their respective weightings are established by reference to each Index’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with pre-defined weightings. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if either Index is accurate in predicting volatility trends, the pre-defined weightings between the equity and volatility components may not be the most optimal allocations at any given moment. Therefore, there is no assurance that the weightings determined by an Index will outperform any alternative strategy that might reflect different weighting of the equity and volatility components. Each Index, the Mid-Term VIX and the Short-Term VIX Have Limited Historical Information, and It Will be Difficult to Compare the Performance of each Index to the S&P 500®— The S&P 500® Dynamic VEQTORTM Index Total Return was launched on November 18, 2009 and the S&P 500® Dynamic VEQTORTM Mid-Term Index Total Return was launched on February 17, 2011. All data relating to the period prior to the launch date of each Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Short-Term VIX was created in December 2008, and the index sponsor has published limited information about how the Short-Term VIX would have performed had it been calculated prior to that time. The Mid-Term VIX was created in December 2008 and the index sponsor has published limited information about how the Mid-Term VIX would have performed had it been calculated prior to that time. In addition, futures on the V IX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date. Because each Index, the Mid-Term VIX, Short-Term VIX and the VIX Index futures that underlie the Short-Term VIX and the Mid-Term VIX are of recent origin and limited or no historical performance data exists with respect to them, any investment may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision. In addition, the index sponsor does not currently publish the performance of the S&P 500 ®. As a result, it will be difficult to compare the performance of the Index to the performance of the S&P 500 ®. Historical or Hypothetical Historical Values of an Index Should Not Be Taken as an Indication of the Future Performance of such Index—It is impossible to predict whether each Index will rise or fall. The actual performance of each Index may bear little relation to the historical value of such Index. Volatility. The level of change in value of the Securities is its “volatility”. The Securities’ volatility may be affected by performance of the underlying reference asset(s), along with financial, political and economic events and other market conditions. Complexity. The Securities may be complex and their return may differ from the underlying reference asset(s). Interest rate risk. The Securities may carry interest rate risk. Changes in interest rates will impact the performance of the Securities. Interest rates tend to change suddenly and unpredictably. Conflicts of interest. Barclays general trading and hedging activity may adversely affect the Securities. Barclays and its associates may have positions or deal in financial instruments identical or similar to those described herein. Barclays and its affiliates may also act in various capacities or functions in relation to the Securities. Hedging. Barclays may at any time establish, maintain, adjust or unwind hedge positions in respect of its obligations under the Securities, but it is not obliged to do so. Hedging activity may adversely affect the value of the underlying reference asset(s) and the performance of the Securities. 11

DISCLAIMER The following legend shall be applicable solely to the use of this presentation in connection with an SEC-registered offering of a security: Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus dated August 31, 2010, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SE C website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue – Attn: US InvSol Support, New York, NY 10019. The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities: This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. This document shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments pursuant to the strategies described herein (“Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or services related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the securities/transaction before investing or transacting. Barclays accepts no liability whatsoever for any consequential losses arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any Product may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto. Products or investments of the type described herein may involve a high degree of risk and the value of such Products or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, counterparties may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described herein. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax or accounting considerations applicable to them. Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding U.S. tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor. THIS DOCUMENT DOES NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISS UES RELATED TO AN INVESTMENT IN ANY PRODUCT. PRIOR TO TRANSACTING, POTENTIAL INVESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS. INVESTORS SHOULD ONLY TRANSACT ON THE BASIS OF INFORMATION IN THE RELEVANT OFFERING DOCUMENT (WHICH HAS BEEN OR WILL BE PUBLISHED AND MAY BE OBTAINED FROM BARCLAYS), AND NOT ON THE BASIS OF ANY INFORMATION PROVIDED HEREIN. Any investment decision must be based solely on information included in the relevant offering documents, such investigations as the investor deems necessary and consultation with the investor’s own legal, regulatory, tax, accounting and investment advisors in order to make an independent determination of the suitability and consequences of an investment in the Products referred to herein. Structured securities, derivatives and options are complex instruments that are not suitable for all investors, may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Supporting documentation or any claims, comparisons, recommendations, statistics or other technical data will be supplied upon request. Please Read the http://www.optionsclearing. com/about/publications/character-risks.jsp. 12 S&P 500® Dynamic VEQTORTMI ndices: Volatility Enhanced Equity Beta | January 2012

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VEQTOR™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” and “CBOE” are registered trademarks of the Chicago Board Options Exchange, ncorporated I (“ CBOE”) and have been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance. The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document. Barclays Capital Inc., the United States affiliate of Barclays Capital, the investment banking division of Barclays Bank PLC, accepts responsibility for the distribution of this product in the United States. Any transactions by U.S. persons in any security discussed herein must only be carried out through Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019. © 2012, Barclays Bank PLC (All rights reserved). 13

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CSNY324005 v16 | January 2012